Ply Gem Reports First Quarter 2007 Results

May 14, 2007, Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”), a leading manufacturer of residential exterior building products in North America, today announced record first quarter 2007 net sales of $285.3 million, a 31.9% increase over the $216.3 million for the same period in 2006. The results for 2007 include the operations of the Company’s subsidiaries, AWC Holding Company (“Alenco”), which was acquired by Ply Gem on February 24, 2006 and Alcoa Home Exteriors, Inc. (“AHE”), which was acquired by Ply Gem on October 31, 2006. The results for the first quarter of 2006 include the operations of Alenco from February 24, 2006 through the end of the first quarter but do not include the results of AHE, which we acquired on October 31, 2006. Alenco contributed $30.7 million of net sales for the first quarter of 2007, and $13.9 million for the first quarter of 2006. AHE contributed $95.7 million of net sales for the first quarter 2007.
Operating earnings for the first quarter of 2007 were $5.2 million compared to $14.2 million for the first quarter of 2006. Alenco contributed $1.4 million of operating earnings for the first quarter of 2007 and $1.2 million for the first quarter of 2006. AHE contributed $4.6 million of operating loss for the first quarter 2007.
Net loss for the first quarter of 2007 was $10.9 million compared to a net loss of $1.9 million for the first quarter of 2006. Ply Gem’s net loss for the first quarter of 2007 included $0.1 million of after tax impact of a foreign currency gain. The net loss for the first quarter of 2006 included less than $0.1 million of after tax impact of a foreign currency loss. Alenco contributed $0.9 million to net income for the first quarter of 2007 and $0.6 million to net income for the first quarter of 2006. AHE contributed a $2.8 million net loss for the first quarter of 2007.
Adjusted EBITDA for the first quarter of 2007 was $18.8 million compared to $21.5 million for the first quarter of 2006. Alenco contributed $2.4 million of Adjusted EBITDA for the first quarter of 2007 and $1.5 million for the first quarter of 2006. AHE contributed ($1.6) million of Adjusted EBITDA for the first quarter of 2007. Adjusted EBITDA for all periods presented excludes currency translation gains or losses.
Gary E. Robinette, President and CEO, said “We are satisfied with Ply Gem’s first quarter sales and EBITDA performance in light of the challenging conditions that existed in the single family housing market during the first quarter of 2007 as well as the second half of 2006. Our continued focus on gaining profitable market share coupled with our lean cost structure continues to produce strong financial results.”
Mr. Robinette continued, “We expect the addition of our recent acquisition of Alcoa Home Exteriors to Ply Gem’s portfolio will enable us to build on synergies across all our companies, while capitalizing on opportunities in difficult market conditions. This and other cost initiatives will position Ply Gem to take advantage of our markets as they improve”.
On February 24, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of AWC Holding Company (the “Alenco Acquisition”) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Linsalata Capital Partners for aggregate consideration of approximately $120.0 million, subject to a working capital adjustment and the aggregate value of certain stock options cancelled or forfeited in connection with the Alenco Acquisition.
On October 31, 2006, Ply Gem Industries, Inc. acquired all of the outstanding shares of Alcoa Home Exteriors, Inc. (AHE) in accordance with a stock purchase agreement entered into among Ply Gem Industries, Inc. and Alcoa Securities Corporation and Alcoa Inc. for aggregate consideration of approximately $305.0 million, subject to a working capital adjustment.
Ply Gem Industries, Inc. is a leading manufacturer of residential exterior building products. The company sells a broad range of vinyl siding, vinyl, aluminum and wood windows, aluminum trim coil, aluminum siding and accessories, and vinyl and composite fence, railing and decking products. Ply Gem is a wholly-owned subsidiary of Ply Gem Holdings, Inc., which is controlled by affiliates of Caxton-Iseman Capital. For more information, please visit the Company’s website at www.plygem.com.
Ply Gem management will host a conference call on May 14, 2007 at 11:00 a.m. EST to report first quarter results. To participate please call 866-831-5605 and use call confirmation number 63071673.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise.
This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended
	March 31,	April 1,
	2007	2006
	(Amounts in thousands)

Net Sales	$285,274	$216,311
Costs and Expenses:
Cost of products sold	238,084	173,048
Selling, general and administrative expense	37,397	26,481
Amortization of intangible assets	4,634	2,553
Total Costs and Expenses	280,115	202,082
Operating earnings	5,159	14,229
Foreign currency gain (loss)	216	(71)
Interest expense	(25,266)	(15,326)
Investment income	577	156
Other expense	-	(2,056)
Loss before income taxes and
cumulative effect of accounting change	(19,314)	(3,068)
Provision for income taxes	(8,450)	(1,238)
Loss before cumulative effect
of accounting change	(10,864)	(1,830)
Cumulative effect of accounting change,
net of income tax benefit of $57	-	(86)
Net loss	$(10,864)	$(1,916)

The accompanying notes are an integral part of this unaudited condensed consolidated statement of operations.

1. The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from January 1, 2007 through March 31, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.
The selected balance sheet data for the periods presented in Note 4 has been derived from the December 31, 2006 audited consolidated financial statements of Ply Gem Holdings, Inc. and the unaudited condensed consolidated financial statements of Ply Gem Holdings, Inc. as of March 31, 2007, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
The Company’s fiscal quarters are based on periods ending on the last Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.  Adjusted EBITDA means net income (loss) plus interest expense (net of investment income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, third-party charges associated with business combination financing costs (“other expense”), restructuring and integration costs associated with acquisitions, and cumulative effect of accounting changes. Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Management believes that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on Adjusted EBITDA.

The following tables set forth the summaries of net sales, Adjusted EBITDA, and reconciliation of Adjusted EBITDA to net income (loss) for Ply Gem as a whole and those portions contributed by Alenco and AHE:

	Ply Gem Holdings, Inc.
Summary of Net Sales	(Amounts in thousands)
	For the three months ended
	March 31, 2007	April 1, 2006

Ply Gem Holdings, Inc.:	$285,274	$216,311
Less:
Alenco[1]	(30,716)	(13,910)
AHE[2]	(95,740)	-
Ply Gem Holdings, Inc. Pre-Acquisitions	$158,818	$202,401

Summary of Adjusted EBITDA	(Amounts in thousands)
	For the three months ended
	March 31, 2007	April 1, 2006
Ply Gem Holdings, Inc.:	$18,842	$21,533
Less:
Alenco[1]	(2,363)	(1,462)
AHE[2]	1,566	-
Ply Gem Holdings, Inc. Pre-Acquisitions	$18,045	$20,071

1) Results of Alenco are included in Ply Gem's results following Ply Gem's February 24, 2006 acquisition of Alenco.
2) Results of AHE are included in Ply Gem's results following Ply Gem's October 31, 2006 acquisition of AHE.

	Ply Gem Holdings, Inc.
	(Amounts in thousands)
	For the three months ended
	March 31, 2007	April 1, 2006
Net loss	$(10,864)	$(1,916)
Interest expense, net	24,689	15,170
Benefit for income taxes	(8,450)	(1,238)
Depreciation and amortization	13,238	7,000
Non Cash (gain)/loss on currency transaction	(216)	71
Non Cash charge of purchase price allocated to inventories	-	304
Restructuring/Integration Expense - AHE	445	-
Cumulative effect of accounting change	-	86
Other expense	-	2,056
Adjusted EBITDA	$18,842	$21,533

	Alenco	AHE	Alenco
	(Amounts in thousands)		For the period from
	For the three months ended		February 24, 2006
	March 31, 2007		to April 1, 2006
Net income/(loss)	$901	$(2,830)	$565
Interest expense, net	(11)	-	(15)
Provision/(benefit) for income taxes	553	(1,735)	362
Depreciation and amortization	920	2,554	246
Non Cash charge of purchase price			-
allocated to inventories	-	-	304
Restructuring/Integration Expense - AHE	-	445	-
Adjusted EBITDA	$2,363	$(1,566)	$1,462

3.  Long-term debt amounts in the select balance sheets at March 31, 2007 and December 31, 2006 consisted of the following:

	March 31, 2007	December 31, 2006
	(Amounts in thousands)

Senior term loan facility	$687,065	$688,533
Senior revolving credit facility	20,000	-
Senior subordinated notes	360,220	360,231
	1,067,285	1,048,764
Less current maturities	5,870	5,870
	$1,061,415	$1,042,894

4.  The following is a summary of selected balance sheet amounts at March 31, 2007 and December 31, 2006:

	March 31, 2007	December 31, 2006
	(Amounts in thousands)
Unrestricted cash and cash equivalents	$21,032	$53,274
Accounts receivable, less allowances	135,826	130,795
Inventories	142,383	128,156
Prepaid expenses and other current assets	21,114	20,873
Property and equipment, net	201,907	206,837
Goodwill	811,824	811,285
Intangible assets, net	225,121	232,833
Accounts payable	97,242	95,568
Current maturities of long-term debt	5,870	5,870
Long-term debt, less current maturities	1,061,415	1,042,894
Stockholder's Equity	216,443	227,716